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Exhibit 99.1

[KEANE LOGO]	News Release
Contact: Margo Nison Keane Public Relations 617-241-9200 x1272
Chrissy Campbell Porter Novelli 617-897-8200 x265

KEANE ANNOUNCES APPOINTMENT OF NEW BOARD MEMBER

        James D. White, Senior Vice President of Business Development
Commercial Operations North America, Gillette Company

        BOSTON, April 9, 2004—Leading business and information technology (IT) outsourcing firm Keane, Inc. (NYSE: KEA), today announced the appointment of James D. White, Senior Vice President of Business Development at The Gillette Company, to its Board of Directors. In addition to general board responsibilities, White will serve as a member of Keane's Compensation Committee and Nominating and Corporate Governance Committee.

        White has more than 20 years experience with extensive background in Account Development, Marketing, Process and Strategy. As Senior Vice President of Business Development, White has responsibility for Gillette's North American "Center of Excellence" which includes Trade Marketing, Sales, Retail Execution, Customer Service and Key Growth initiatives. Additionally, he has General Management responsibility for Gillette's Canadian Operations. Prior to joining Gillette, White provided operational and strategic leadership to Nestle Purina and the Coca-Cola Company.

        "Keane's strategic priority for 2004 is focused on growth and we recently re-aligned our sales and marketing organizations to further this goal. James' broad business background and success in driving positive change will be invaluable to our Board of Directors," stated Company president and CEO Brian Keane. "I look forward to working with James as we further position Keane in this time of growth."

About Keane

        Keane, Inc. (NYSE: KEA), helps clients to improve their business operations and IT effectiveness by delivering a broad range of business consulting and outsourcing services designed to achieve near-term and sustainable business benefit. Specifically, Keane focuses on three highly synergistic service offerings: Applications Outsourcing, Application Development & Integration, and Business Process Outsourcing. Keane believes that business and IT improvements are best realized by streamlining and optimizing business and IT processes, implementing rigorous management disciplines, and fostering a culture of accountability through meaningful performance metrics. Keane delivers its services through an integrated network of branch offices in North America and the United Kingdom, and via SEI CMM Level 5 evaluated Advanced Development Centers (ADCs) in Canada and India. Information on Keane is available on the Internet at www.keane.com.

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  Exhibit 99.1